                                                                  Exhibit 8.1

                  [Letterhead of Foley, Hoag & Eliot LLP]

                      , 2001
---------------------


eXcelon Corporation
25 Mall Road
Burlington, MA 01803-4194

     Re: Proposed Merger of C-Bridge Internet Solutions, Inc. and Comet Acquisition Corp.

Ladies and Gentlemen:

     We have acted as counsel to eXcelon Corporation, a Delaware corporation ("Parent"), in connection with the proposed merger (the "Merger") of Comet Acquisition Corp., a Delaware corporation ("Merger Sub"), a wholly owned, first-tier subsidiary of the Parent with and into C-bridge Internet Solutions, Inc. (the "Company") in accordance with the Agreement and Plan of Reorganization by and among the Company, the Merger Sub and the Parent made as of May 22, 2001 (the "Agreement"). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Agreement.

     We are familiar with the registration statement on Form S-4 filed by the Parent with the Securities and Exchange Commission on June __, 2001
(Registration No. 333-      ), as amended (the "Registration Statement").

     We have examined the law and such papers, including the Agreement, as deemed necessary to render the opinion expressed below. As to questions of fact material to our opinion we have relied on representations of the Company, the Merger Sub and the Parent contained in letters addressed to us and attached to this letter (the "Letters of Representation"), without undertaking to verify the same by independent investigation; upon representations set forth in the Agreement (including the Exhibits); and upon such other documents pertaining to the Merger as we have deemed appropriate and necessary.

     In our examination we have assumed that (i) the Merger will be consummated in accordance with the terms of the Agreement; (ii) each entity that is a party to any of the documents (the "Documents") described in the preceding paragraphs has been duly organized under the laws of its state or country of organization, is validly existing and in good standing under such laws, and is duly qualified and in good standing in each jurisdiction in which it is required to be qualified to engage in the transactions contemplated by the Documents; (iii) each such entity has full power, authority, capacity and legal right to enter into and perform the terms of the Documents and the transactions contemplated thereby; (iv) the copies or originals of the Documents furnished to us are authentic (if originals) or accurate (if copies), those that are contracts or instruments are enforceable and effective in accordance with their terms against all parties thereto, and all signatures are genuine; (v) any representations made in the Documents are, and will

                           , 2001
--------------------------
Page 2


continue to be, true and complete, and no default exists under any of the Documents; (vi) the business and affairs of each of the entities that is a party to any of the Documents will be conducted in accordance with the Documents and all relevant laws; and (vii) no actions will be taken, no change in any of the Documents will occur, and no other events will occur, after the date hereof, that would have the effect of altering the facts, Documents or assumptions upon which this opinion is based.

     The opinion rendered herein is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department temporary and final regulations, judicial decisions, and rulings and administrative interpretations of the Internal Revenue Service, as each of the foregoing exists on the date hereof. The opinion rendered below is not binding on the Internal Revenue Service or a court of law, and no assurance can be given that legislative or administrative action or judicial decisions that differ from the opinion rendered below will not be forthcoming. Any such differences could be retroactive to transactions or business operations prior to such actions or decisions.

     We express no opinion as to the federal income tax consequences other than that described below, or as to the effect of the Merger on other transactions, or as to any state, local or foreign income or other tax consequences with respect to the Merger.

     Based on the foregoing, we are of the opinion, as of the date hereof and under existing law, that the Merger will constitute a reorganization within the meaning of section 368(a) of the Code.

     We undertake no responsibility to update or supplement our opinion. We are furnishing this letter to you solely for the purpose of satisfying
Section 6.1(d) of the Agreement and in support of the information set forth under the heading "Material Federal Income Tax Consequences" in the Registration Statement. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under such heading in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent.

                                            Very truly yours,

                                            Foley, Hoag & Eliot LLP

                                            By:
                                               ------------------------------
                                               A Partner